Exhibit 28B



                          REPORT OF INDEPENDENT ACCOUNTANTS




          To the Administrative Committee of the
            General Public Utilities Corporation and
             Subsidiary System Companies Employee
            Savings Plan for Nonbargaining Employees:

          We have audited the accompanying statements of net assets available for plan benefits of the General Public Utilities Corporation and Subsidiary System Companies Employee Savings Plan for Nonbargaining Employees (the "Plan") as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the management of the Plan. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1994 and 1993, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.




          COOPERS & LYBRAND L.L.P.


          1301 Avenue of the Americas
          New York, New York
          May 8, 1995